Exhibit 99.2

International Headquarters

2150 St. Elzéar Blvd. West

Laval, Quebec H7L 4A8

Phone: 514.744.6792

Fax: 514.744.6272

Contact Information:

Laurie W. Little

949-461-6002

laurie.little@valeant.com

VALEANT PHARMACEUTICALS INTERNATIONAL, INC. COMPLETES

ACQUISITION OF SOLTA MEDICAL, INC.

Laval, Quebec — January 23, 2014 — Valeant Pharmaceuticals International, Inc. (NYSE: VRX and TSX: VRX) (“Valeant”) today announced the completion of the previously announced transaction in which a wholly-owned subsidiary of Valeant Pharmaceuticals International (“VPI”) would acquire Solta Medical, Inc. (NASDAQ: SLTM) (“Solta”) at a price of $2.92 per share in cash, or approximately $250 million in the aggregate.

On January 23, 2014, Valeant announced that it had successfully completed the tender offer for all outstanding shares of common stock of Solta. Valeant announced that it had accepted for payment all shares validly tendered and not properly withdrawn as of the expiration time of the tender offer and would promptly pay for such shares, which represented approximately 89% of Solta’s outstanding shares (including 3,310,396 shares that had been tendered by notice of guaranteed delivery, representing approximately 4% of Solta’s outstanding shares). Pursuant to the terms of the merger agreement, the wholly-owned subsidiary of VPI merged with and into Solta on January 23, 2014. All outstanding shares of common stock of Solta, other than (i) shares owned, directly or indirectly, by Valeant or VPI or any direct or indirect wholly owned subsidiary of Valeant or VPI immediately prior to the effective time of the merger or held by Solta (other than on behalf of third parties) or any direct or indirect wholly owned subsidiary of Solta immediately prior to the effective time of the merger, all of which was cancelled and ceased to exist and (ii) shares that were held by stockholders of Solta who properly exercised their appraisal rights under Delaware law, were canceled and converted into the right to receive cash equal to the $2.92 price per share, without interest (less any applicable withholding taxes) .

As a result of the completion of the merger, Solta has become a wholly-owned subsidiary of VPI and the common stock of Solta will no longer be listed for trading on the NASDAQ Global Select Market, which change is expected to take effect as of the close of market on January 23, 2014.

Skadden, Arps, Slate, Meagher & Flom LLP acted as legal advisors to Valeant. Piper Jaffray & Co. acted as financial advisor to Solta. Fenwick & West LLP acted as legal advisors to Solta.

About Valeant Pharmaceuticals International, Inc.

Valeant Pharmaceuticals International, Inc. (NYSE/TSX: VRX) is a multinational specialty pharmaceutical company that develops, manufactures and markets a broad range of pharmaceutical products primarily in the areas of dermatology, eye health, neurology, and branded generics. More information about Valeant Pharmaceuticals International, Inc. can be found at www.valeant.com.

Forward Looking Statements

This press release contains forward-looking statements regarding the acquisition by Valeant of Solta. Statements including words such as “expects,” “intends,” “will,” or similar expressions are forward-looking statements. Because these statements reflect Valeant’s current views, expectations and beliefs concerning future events, these forward-looking statements are not guarantees of future events and involve risks and uncertainties. All forward-looking statements speak only as of the date they were made. The company assumes no obligation to publicly update any forward-looking statements, to reflect events, circumstances or changes in expectations after the date of this press release.

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